Exhibit 5.1

September 8, 2016

Medigus Ltd.
7A Industrial Park, P.O. Box 3030
Omer, 8496500
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Medigus Ltd., (the “Company”), an Israeli company, in connection with the issuance and sale of an aggregate of 1,280,000 American Depositary Shares (the “ADSs”), each representing five ordinary shares, NIS 0.10 par value per share of the Company (the “Securities”), pursuant to the terms of a Co-Placement Agency Agreement dated September 8, 2016 (the “Co-Placement Agency Agreement”) between the Company, Roth Capital Partners, LLC and Maxim Group LLC.  The ADSs are being issued pursuant to a registration statement on Form F-3 (Registration Statement No. 333-213280) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related base prospectus which forms a part of and is included in the Registration Statement, and the related prospectus supplement dated September 8, 2015 (the “Prospectus Supplement”, together with the base prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Articles of Association, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the ordinary shares underlying the ADSs described in the Registration Statement and the Prospectus Supplement have been duly authorized and have been, or upon delivery of the ADSs and payment therefor in accordance with the Co-Placement Agency Agreement will be, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s report on Form 6-K dated September 8, 2016, which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.